EXHIBIT 10.1

Amended & Restated Promissory Note dated December 12, 2006 to Kevin T. Ryan

AMENDED AND RESTATED PROMISSORY NOTE

$1,978,943.13	Date: December 12, 2006

FOR VALUE RECEIVED, the undersigned, SEAENA, INC., a Nevada corporation (“Maker”), promises to pay to KEVIN T. RYAN (“Holder”), at such place or places as may from time to time be designated by Holder, the principal sum of One Million Nine Hundred Seventy-Eight Thousand Nine Hundred Forty-Three and 13/100 Dollars ($1,978,943.13). This Note evidences a loan (the “Loan”) from Holder to Maker. This Loan will bear interest as set forth below.

This Note fully amends and restates a certain Unsecured Demand Promissory Note executed by Maker to Holder dated May 31, 2006 in the amount of Eight Hundred Eighty-Two Thousand Five Hundred Dollars ($882,500), and evidences the indebtedness previously evidenced by such Note as well as an additional advance made by Holder to Maker in the amount of One Million Ninety-Six Thousand Nine Hundred Forty-Three and 13/100 Dollars ($1,096,943.13). By execution of this Note, Maker agrees to use a portion of the proceeds of such additional advance, in the amount of $996,943.13, to pay in full the indebtedness of Maker to North Fork Bank, which is guaranteed by Holder. This Note is secured by a certain Security Agreement made by Maker as “Debtor” for the benefit of Holder as “Secured Party” of even date herewith.

The outstanding principal balance of this Note and all accrued and unpaid interest thereon shall be due and payable in full upon demand of Holder. Interest at the rate of ten percent (10%) per annum will be due and payable upon any payment of principal of this Note.

All payments hereunder shall be made in immediately available funds and be credited first to accrued interest and next to reducing the balance of the principal. Any and all payments hereunder shall be payable in lawful money of the United States which shall be legal tender in payment of all debts at the time of payment.

This Note is governed by the laws of the State of Nevada, without regard to the choice of law rules of that State.

If Holder delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Holder’s rights, or of any breach, default or failure of condition of or under this Note. No waiver by Holder of any of its rights, or of any such breach, default or failure of conditions shall be effective, unless the waiver is expressly stated in a writing signed by Holder. All of Holder’s remedies in connection with this Note or under applicable law shall be cumulative, and Holder’s exercise of any one or more of those remedies shall not constitute an election of remedies.

This Note inures to and binds the heirs, legal representatives, successors and assigns of Holder and Maker; provided, however, that Maker may not assign this Note or assign or delegate any of its rights or obligations.

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If any action is taken by Holder (whether by Court proceeding or otherwise) to enforce payment of this Note, the undersigned promises to pay to Holder any and all costs of such action, including all reasonable attorneys’ fees and costs incurred therein.

“Maker”

Seaena, Inc., a Nevada corporation

By:  /s/ Doug Lee

Doug Lee, President

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